Exhibit 4.2

SUBSEQUENT TRANSFER AGREEMENT

Pursuant to (i) this Subsequent Transfer Agreement, dated June 21, 2005 (the “Agreement”), among Greenwich Capital Financial Products, Inc. as seller (the “Seller”), Financial Asset Securities Corp. as depositor (the “Depositor”), GreenPoint Mortgage Funding Trust 2005-HE1 as issuer (the “Issuer”) and Deutsche Bank National Trust Company as indenture trustee of the GreenPoint Mortgage Funding Trust 2005-HE1, Asset-Backed Notes, Series 2005-HE1 (the “Indenture Trustee”) and (ii) the Sale and Servicing Agreement, dated as of March 30, 2005 (the “Sale and Servicing Agreement”), among the Seller, the Depositor, GreenPoint Mortgage Funding, Inc. as originator and servicer (the “Originator” and the “Servicer”), the Issuer and the Indenture Trustee, the parties hereto agree to (i) the sale by the Seller to the Depositor of the Mortgage Loans listed on the attached Schedule of Mortgage Loans (the “Subsequent Mortgage Loans”), (ii) the sale by the Depositor to the Issuer of the Subsequent Mortgage Loans and (iii) the pledge of the Subsequent Mortgage Loans by the Issuer to the Trustee.

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Sale and Servicing Agreement.

Section 1.	Conveyance of Subsequent Mortgage Loans.

(a)            Upon receipt of the Purchase Price by the Seller, the Seller does hereby sell, transfer, assign, set over, deposit with and otherwise convey to the Depositor, without recourse, and the Depositor does hereby sell, transfer, assign, set over, deposit with and otherwise convey to the Issuer, without recourse, in trust, all of its right, title and interest in and to the Subsequent Mortgage Loans.

(b)            The Issuer hereby grants to the Trustee, as trustee for the benefit of the Certificateholders, all of the Issuer’s right, title and interest in and to the Subsequent Mortgage Loans and the proceeds thereof.

(c)            Additional terms of the sale are set forth on Attachment A hereto.

Section 2.	Representations and Warranties; Conditions Precedent.

(a)            The Seller hereby confirms that each of the conditions and the representations and warranties, as applicable, set forth in Section 3.03 of the Sale and Servicing Agreement are satisfied as of the date hereof. The Seller hereby confirms that each of the conditions set forth in Section 2.05 of the Sale and Servicing Agreement are satisfied as of the date hereof.

(b)            All terms and conditions of the Sale and Servicing Agreement are hereby ratified and confirmed; provided, however, that in the event of any conflict, the provisions of this Agreement shall control over the conflicting provisions of the Sale and Servicing Agreement.

Section 3.	Recordation of Agreement.

To the extent permitted by applicable law, this Agreement, or a memorandum thereof if permitted under applicable law, is subject to recordation in all appropriate public offices for real property records in all of the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Seller at the Certificateholders’ expense on direction of the related Certificateholders, but only when accompanied by an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders or is necessary for the administration or servicing of the Mortgage Loans.

Section 4.	Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, without giving effect to principles of conflicts of law.

Section 5.	Counterparts.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same Agreement.

Section 6.	Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the Seller, the Depositor and the Indenture Trustee and their respective successors and assigns.

FINANCIAL ASSET SECURITIES CORP.
By:____________________________________________________ Name: Title:
GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., as Seller
By:____________________________________________________ Name: Title:
DEUTSCHE BANK NATIONAL TRUST COMPANY, as Indenture Trustee for GreenPoint Mortgage Funding Trust 2005-HE1, Asset-Backed Notes, Series 2005-HE1
By:____________________________________________________ Name: Title:
By:____________________________________________________ Name: Title:
GreenPoint Mortgage Funding TRUST 2005-HEI By: WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Owner Trustee
By:____________________________________________________ Name: Title:

Attachments

A.	Additional terms of sale.
B.	Schedule of Subsequent Mortgage Loans.

ATTACHMENT A

ADDITIONAL TERMS OF SALE

A.	General

1.	Subsequent Cut-off Date: June 1, 2005
2.	Subsequent Transfer Date: June 21, 2005
3.	Aggregate Principal Balance of the Subsequent Mortgage Loans as of the Subsequent Cut-off Date: $326,007,698.28
4.	Purchase Price: 100.00% of the aggregate Principal Balances of the Subsequent Mortgage Loans as of the Subsequent Cut-off Date.
5.	Weighted average original term to stated maturity: 195 months;
6.	Weighted average combined loan-to-value ratio[1]: 88.65%;
7.	Average Principal Balance: $55,823;
8.	Average Credit Limit: $64,670;
9.	Weighted average Draw Period: 75 months;
10.	Weighted average FICO score: 711;
11.	Weighted average margin: 2.143.

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1References to loan-to-value ratios are references to combined loan-to-value ratios with respect to second lien HELOCs.